Exhibit 99

3959 N. Lincoln Ave.	NEWS RELEASE
Chicago, IL 60613
(773) 832-3088
www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
November 21, 2007	Tim Taylor Chief Financial Officer (773)832-3470 E-mail: ttaylor@corusbank.com
CORUS BANKSHARES COMPLETES
2004 SHARE REPURCHASE PROGRAM
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) today announced the successful completion of the 2 million-share repurchase program authorized by its Board of Directors in April 2004.
“Since September 30, 2007, we opportunistically repurchased in the open market approximately 1.2 million shares at a cost of $12.0 million, or $9.97 per share. These repurchase actions are a testament to the strength of our balance sheet and our expectation that share repurchases at these prices will produce long-term value for our shareholders,” said Robert J. Glickman, President and Chief Executive Officer.
As previously announced, on October 25, 2007, the Company’s Board of Directors authorized a share repurchase program to acquire up to 5 million of the Company’s common shares. Repurchases under the 2007 Authorization will be made from time-to-time in the open market or in privately negotiated transactions based on prevailing market conditions and other factors. At November 21, 2007, there were 55,208,549 common shares outstanding.
Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. Corus Bank, N.A., is an active lender nationwide, specializing in condominium construction, conversion, and inventory loans. Corus also provides financing for hotel, office, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $7.7 billion. Corus Bank and its holding company, Corus Bankshares, will hold loans of up to $180 million. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
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